Exhibit 10.44

AMENDMENT NO. 13 TO
LOAN AGREEMENT

This Amendment No. 13 to Loan Agreement (this “Amendment”), dated as of May 1, 2003, is entered into with reference to the Loan Agreement (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) dated as of November 29, 1999 currently among Apio, Inc., a Delaware corporation (successor by merger and name change to Bush Acquisition Corporation, a Delaware corporation) (“Borrower”), each lender from time to time a party thereto (each a “Lender” and collectively, the “Lenders”), Bank of America, N.A., as Issuing Lender, and Bank of America, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”).  Capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement.  Section references herein relate to the Loan Agreement unless otherwise stated.

The parties hereto hereby agree as follows:

1.             Section 1.1 — Amended Definitions.  The following defined terms contained in Section 1.1 of the Loan Agreement are hereby amended and restated in full to read as follows:

“Base Margin” means (a) for the Initial Pricing Period, one and three-quarters percent (1.75%), and (b) for each subsequent Pricing Period, the interest rate margin set forth below opposite the Pricing Level for that Pricing Period:

Pricing Level	Base Rate Margin
I	1.25%
IA	1.50%
II	2.00%
IIA	2.50%
III	3.00%

“Commitment Fee Rate” means (a) for the Initial Pricing Period, one-quarter of one percent (0.25%), and (b) for each Pricing Period thereafter, the rate per annum set forth below opposite the Pricing Level in effect during that Pricing Period:

Pricing Level	Commitment Fee Rate
I	0.150%
IA	0.175%
II	0.200%
IIA	0.225%
III	0.250%

“Overadvance Margin” means the interest rate margin set forth below opposite the applicable Pricing Level:

Pricing Level	Overadvance Margin
I	3.00%
IA	3.50%
II	4.25%
IIA	4.50%
III	4.75%

“Pricing Level” means, for each Pricing Period, the level set forth below opposite the Pricing Ratio as of the last day of the Fiscal Quarter ending two months prior to the commencement of that Pricing Period:

Pricing Level	Pricing Ratio
I	Greater than 1.25:1.00
IA	Less than or equal to 1.25:1.00, but greater than or equal to 1.20:1.00
II	Less than 1.20: 1.00, but greater than or equal to 1.15:100
IIA	Less than 1.15: 1.00, but greater than or equal to 1.00: 1.00
III	Less than 1.00: 1.00

The Pricing Level shall change as of the first day of each Pricing Period on the basis of the then most recently delivered Compliance Certificate.  In the event that Borrower fails to deliver a Compliance Certificate on a timely basis, the Pricing Level shall increase to the highest level set forth above until such time as Borrower delivers a Compliance Certificate.

“Revolver Termination Date” means August 1,  2003, or such later anniversary of such date as may be established pursuant to Section 2.6.

2.             Delivery of Operating Budget.  Section 8 of Amendment No. 12 to the Loan Agreement, dated as of February 28, 2003 (“Amendment No. 12”) is hereby amended such that Borrower hereby covenants and agrees that, not later than June 9, 2003, it shall deliver to the Administrative Agent, a proposed operating budget (the “Operating Budget”) for Borrower and its Subsidiaries for the Borrower’s Fiscal Year ending approximately May 31, 2004, which operating budget shall include, without limitation, the Borrower’s monthly projected balance sheet, profit and loss statement, cash flow statement and Borrowing Base.  On or prior to June 16, 2003, Borrower and Pelton (as defined below) shall present the final Operating Budget to the Administrative Agent. Each of the parties hereto hereby agrees that the failure of Borrower to satisfy the provisions of this Section 2 shall constitute an Event of Default under the Loan Agreement.

3.             Delivery of Joint Venture Agreements; Growing Plan and Crop Strategy.  Section 11 of Amendment No. 12 is hereby amended such that Borrower hereby covenants and agrees that, not later than June 16, 2003, it shall deliver to the Administrative Agent, (a) a Certificate of a Responsible Official of Borrower certifying that (i) attached thereto as Exhibit A is a full, correct and complete listing of each joint venture or similar arrangement to which Borrower or any of its Subsidiaries is a party and (ii) with respect to each item listed on Exhibit A, attached thereto as Exhibit B are true, complete and correct, duly executed copies of the joint venture agreement (or similar documentation) related thereto and (b) a summary of the Borrower’s growing plan and crop sourcing strategy for the Fiscal Year ending approximately May 31, 2004, including, without limitation, (i) a listing of all of Borrower’s growers, (iii)

the percentage of total supply, by division, that each such grower represents and (iii) a description of the financial/economic arrangements between Borrower and such grower.  The summary required by this Section 3 shall be substantially in the form of Annex II attached hereto, or such other form as shall be reasonably satisfactory to the Administrative Agent. Each of the parties hereto hereby agrees that the failure of Borrower to satisfy the provisions of this Section 3 shall constitute an Event of Default under the Loan Agreement.

4.             Consultant Engagement.  Each of the parties hereto hereby acknowledges that Borrower has informed the Administrative Agent that Borrower has engaged John Pelton & Associates (“Pelton”) to review and validate, among other things, the information described in Sections 2 and 3 above. Borrower further covenants and agrees that, (a)  promptly following receipt thereof, Borrower shall deliver to the Administrative Agent, true, complete and correct copies of all reports or other documentation prepared by Pelton and delivered to Borrower and (b) Administrative Agent shall be free to communicate with Pelton at all such times and with respect to all such matters as Administrative Agent shall deem appropriate in its sole discretion.  Each of the parties hereto hereby agrees that the failure of Borrower to satisfy the provisions of this Section 4 shall constitute an Event of Default under the Loan Agreement.

5.             Summary of Affiliate Indebtedness.  Borrower hereby covenants and agrees that not later than May 9, 2003, it shall deliver to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, a summary of all Indebtedness (a) of Borrower due and owing to any Affiliate of Borrower and (b) of any Affiliate of Borrower due and owing to Borrower, which summary shall indicate whether (i) such Indebtedness constitutes a Subordinated Obligation under the Loan Agreement and (ii) such Indebtedness constitutes an obligation permitted to be reimbursed pursuant to the proviso contained in Section 9 of Amendment No. 12 to the Loan Agreement (each such obligation, a “Permitted Reimbursement Obligation”).  Each of the parties hereto hereby agrees that the failure of Borrower to satisfy the provisions of this Section 5 shall constitute an Event of Default under the Loan Agreement.

6.             Landec Payments to Nicholas Tompkins.   Borrower hereby represents and warrants that (a) in January, 2003, Landec made certain payments to Nicholas Tompkins in an approximate amount of $2,000,000 (the “January Subordinated Loan Payment”), (b) the January Subordinated Loan Payment was made by Landec in satisfaction of certain obligations of Borrower to Nicholas Tompkins and (c) the January Subordinated Loan Payment was deemed a subordinated loan from Landec to Borrower.  Each of the parties hereto hereby agrees that (i) the January Subordinated Loan Payment shall constitute a “Subordinated Obligation” under the Loan Agreement and the Landec Subordination Agreement and (ii) the January Subordinated Loan Payment shall not constitute a Permitted Reimbursement Obligation.

7.             Release.  As a material inducement to the Lenders to enter into this Consent, the Borrower hereby fully releases and discharges forever the Administrative Agent and each of the Lenders, their respective subsidiaries and affiliated companies, and their respective agents, employees, officers, directors, representatives, attorneys, successors and assigns (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, actions, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which either of them may have or hold, or have at any time heretofore have or held, arising out of or relating to the Loan Agreement, the Loan Documents, the transactions contemplated thereby or the relationship of the parties hereto arising out of the Loan Agreement or the Loan Documents prior to the effective date of this Consent.   The Borrower hereby expressly waives all rights under Section 1542 of the California Civil Code, which reads as follows:

                                                                   “Section 1542. [Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.”

Borrower hereby agrees to indemnify and hold harmless each of the Released Parties for and against any and all costs, losses or liability, whatsoever, including reasonable attorneys’ fees arising out of the prosecution by Borrower, or its successors or assigns, of any action, claim or cause of actions released pursuant to this Section.

8.             Effectiveness.  This Amendment shall become effective on such date (the “Effective Date”) as the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent and the Lenders, (a) duly executed counterparts of this Amendment , (b) a duly executed counterparts of Annex I attached hereto, signed by each Party thereto and (c) the Amendment Fee referred to in Section 11 hereto.

9.             Representations and Warranties.  Except (i) for representations and warranties which expressly relate to a particular date or which are no longer true and correct as a result of a change permitted by the Loan Agreement or the other Loan Documents or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the Borrower hereby represents and warrants that each representation and warranty made by Borrower in Article 4 of the Loan Agreement (other than Sections 4.6 (first sentence), 4.11, and 4.18) are true and correct as of the date hereof as though such representations and warranties were made on and as of the date hereof.  Without in any way limiting the foregoing, Borrower represents and warrants to the Administrative Agent and the Lenders that no Default or Event of Default has occurred and remains continuing or will result from the consents, waivers, amendments or transactions set forth herein or contemplated hereby.

10.           Fees and Expenses.  Borrower hereby agrees to reimburse the Administrative Agent and the Lenders for the Administrative Agents and Lenders’ reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred in connection with the negotiation and drafting of this Amendment and the transaction contemplated hereby together with any and all other fees and expenses currently due and owing to the Administrative Agent and/or the Lenders.  Borrower further agrees that, it shall satisfy its obligations under Section 11.3 of the Loan Agreement not later than five (5) days after receipt of an invoice with respect thereto from the Administrative Agent.  Each of the parties hereto hereby agrees that the failure to satisfy the requirements of this Section 9 shall constitute an Event of Default under the Loan Agreement.

11.           Amendment Fee.  On the Effective Date, or as soon thereafter as may be agreed upon by the Lenders, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, an amendment fee of $20,000.

12.           Confirmation.  In all respects, the terms of the Loan Agreement and the other Loan Documents, in each case as amended hereby or by the documents referenced herein, are hereby confirmed.

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BLANK SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders have executed this Agreement as of the date first set forth above by their duly authorized representatives.

APIO, INC., a Delaware corporation

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent, Issuing Lender and sole Lender

By:
Carol Clements, Senior Vice President

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ANNEX I TO AMENDMENT NO. 13

CONSENT AND REAFFIRMATION OF GUARANTOR AND PLEDGOR

Each of the undersigned guarantors and pledgors hereby consents to the execution, delivery and performance by Borrower and the Administrative Agent of the foregoing Amendment No. 13  to Loan Agreement (“Amendment No. 13”).  In connection therewith, each of the undersigned expressly and knowingly reaffirms its liability under each of the Loan Documents to which it is a Party and expressly agrees (a) to be and remain liable under the terms of each such Loan Document, and (b) that it has no defense, offset or counterclaim whatsoever against the Administrative Agent or the Lenders with respect to any such Loan Document.

Each of the undersigned further agrees that each Loan Document to which it is a Party shall remain in full force and effect and is hereby ratified and confirmed.

Each of the undersigned further agrees that the execution of this Consent and Reaffirmation of Guarantor and Pledgor is not necessary for the continued validity and enforceability of any Loan Document to which it is a Party, but is executed to induce the Administrative Agent and the Lenders to approve of and otherwise enter into the Amendment No. 13.

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound hereby, has caused this Consent and Reaffirmation of Guarantor and Pledgor to be executed as of  May 1, 2003.

LANDEC CORPORATION, a California corporation

By:
Name:
Title:

CAL EX TRADING COMPANY, a California corporation

By:
Name:
Title:

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ANNEX II

CROP STRATEGY 2003

Value Added

Grower	% Supply	Joint Venture Yes/No	Financial/Economic Arrangements > Projected advance/investment ($$) > Repayment terms > Uses > Collateral

Export

Grower	% Supply	Joint Venture Yes/No	Financial/Economic Arrangements > Projected advance/investment ($$) > Repayment terms > Uses > Collateral

II-1